EXHIBIT 99.1

                                                        [GRAPHIC OMITTED] XTRANA

FOR IMMEDIATE RELEASE

                    XTRANA ANNOUNCES STOCKHOLDER APPROVAL OF
                        THE SALE OF ITS PATENT PORTFOLIO

Broomfield, CO - April 7, 2004 -- XTRANA, Inc. (OTCBB: XTRN) announced today that its stockholders have approved the previously announced sale of its intellectual property to the Applied Biosystems Group of Applera Corporation
(NYSE: ABI) for $4,000,000 in cash. Xtrana held a Special Meeting of Stockholders on March 24, 2004, at which 9,907,956 shares were voted in favor of the intellectual property sale and 357,960 shares were voted against the proposal (with 35,940 shares abstaining).

Under the terms of the definitive agreement for the transaction, Applied Biosystems has agreed to purchase all intellectual property of Xtrana, other than trademarks and trade names. These assets include all U.S. and foreign patents, inventions, trade secrets and know-how, and constitute substantially all of the assets of Xtrana. The total consideration of $4,000,000 consists of:
(a) $100,000 in cash as a deposit, which has already been paid to Xtrana, (b) $3,500,000 in cash to be paid at closing; and (c) $400,000 in cash to be paid ninety (90) days after closing, subject to Xtrana providing certain consulting services as defined in the definitive agreement.

On March 31, 2004, Applied Biosystems delivered the $3,500,000 closing cash payment, and Xtrana delivered its intellectual property rights, into an escrow account pending the final closing of the transaction. Such closing will take place after Applied Biosystems' receipt of certain certifications from Xtrana required as part of Applied Biosystems' due diligence efforts under the definitive transaction agreement. While Xtrana expects the final closing to occur within the next 30 days, there can be no assurance that the closing will occur in a timely manner, if at all.

James Chamberlain, Xtrana's Interim CEO commented, "We are pleased that Xtrana's stockholders overwhelmingly supported the transaction with Applied Biosystems. Following the transaction, we intend to explore potential transactions for merging or otherwise joining together with an existing business that could create long-term stockholder value. After closing the Applied Biosystems transaction, it is the intention of the Board of Directors to spend a reasonable period of time exploring opportunities to find a merger candidate, and if it is unable to conclude a transaction that it believes would provide long term stockholder value, to propose that the stockholders approve a liquidation."

Xtrana, Inc. develops, manufactures and markets novel nucleic acid extraction kits and detection systems for use in molecular diagnostics, drug discovery, forensics, research, clinical and life sciences markets.


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This Press Release contains forward-looking  statements (identified by the words
"estimate," "anticipate," "expect," "believe," and similar expressions), which are based upon management's current expectations and speak only as of the date made. These forward-looking statements are subject to risks, uncertainties and factors that could cause actual results to differ materially from the results anticipated in the forward-looking statements and include, but are not limited to, the ability to close the Applied Biosystems transaction in a timely manner, government regulations and rights with respect to the intellectual property sold to Applied Biosystems, our ability to settle our remaining obligations following the sale of our intellectual property, our ability to find a merger partner, as well as other factors discussed in our last Report on Form 10-KSB.

CONTACT:    Dennis Lineberry
            Vice President, Finance
            Xtrana, Inc.
            (303) 466-4424


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